               [LETTERHEAD OF SHEARMAN & STERLING APPEARS HERE]




                                March 12, 1998




To the Board of Directors
of Owens Corning


Ladies and Gentlemen:

          We are acting as counsel for Owens Corning (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time, as set forth in the prospectus (the "Prospectus") contained in the Registration Statement and as to be set forth in one or more supplements to the Prospectus (each such supplement, a "Prospectus Supplement"), of the Company's unsecured debt securities (the "Debt Securities"), consisting of notes and/or debentures with an aggregate issue price of up to $1,000,000,000.

          The Debt Securities will be issued in one or more series and are unsecured and unsubordinated obligations of the Company issued pursuant to an Indenture dated as of May 5, 1997 (the "Indenture") between the Company and The Bank of New York, trustee (the "Trustee").

          We are familiar with the corporate proceedings of the Company to date with respect to the proposed issuance and sale of the Debt Securities, including resolutions of the Board of Directors of the Company authorizing the Indenture and the issuance, offering and sale of the Debt Securities, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

          Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

          (i) The Indenture has been duly authorized, executed and delivered by the Company and assuming due authorization, execution and delivery by the Trustee, constitutes a valid and legally binding instrument of the Company enforceable against the Company in accordance with its terms.

          (ii) The Debt Securities have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers thereof, will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture.

          The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.


                                     Very truly yours,